Exhibit 2.1

CONFIDENTIAL

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this "Amendment”), dated as of March 28, 2024, is by and among Isoray Medical, Inc., a Delaware corporation (“Seller”), Perspective Therapeutics, Inc., a Delaware corporation (“Seller Parent”), and GT Medical Technologies, Inc., a Delaware corporation (“Buyer,” and together with Seller and Seller Parent, the “Parties”).

RECITALS

WHEREAS, Seller, Seller Parent and Buyer entered into that certain Asset Purchase Agreement (the “Agreement”), dated as of December 7, 2023;

WHEREAS, capitalized terms used in this Amendment and not defined herein shall have the meanings given to such terms in the Agreement;

WHEREAS, pursuant to Section 10.3(b) of the Agreement, any provision of the Agreement may be amended prior to the Closing if such amendment is in writing and is signed by each party to the Agreement; and

WHEREAS, in accordance with Section 10.3(b) of the Agreement, Seller, Seller Parent and Buyer desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Amendments. Section 11.1(e) of the Agreement is hereby amended and restated as follows:

“(e) Buyer or Seller if the Closing shall not have occurred on or prior to April 30, 2024 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to a Party if the failure of the Closing to have been consummated on or before the Termination Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement (which failure constitutes a breach by such Party).”

2.	No Other Change. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall not be affected hereby and shall continue in full force and effect.

3.	Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.

4.	Miscellaneous. Sections 10.1, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.12, 10.13 and 10.14 of the Agreement are incorporated by reference into this Amendment and shall apply to this Amendment mutatis mutandis.

(Signature Pages Follow)

IN WITNESS WHEREOF, the undersigned Parties have executed and delivered this Amendment as of the date first written above.

ISORAY MEDICAL, INC.

By	/s/ Johan (Thijs) Spoor
Name: Johan (Thijs) Spoor
Title: Chief Executive Officer and President

PERSPECTIVE THERAPEUTICS, INC.

By	/s/ Johan (Thijs) Spoor
Name: Johan (Thijs) Spoor
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned Parties have executed and delivered this Amendment as of the date first written above.

GT MEDICAL TECHNOLOGIES, INC.

By	/s/ Per Langoe
Name: Per Langoe
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT]